Exhibit 10.1

CLEARWATER PAPER CORPORATION

PERFORMANCE SHARE AGREEMENT

THIS PERFORMANCE SHARE AGREEMENT (this “Agreement”) is made and entered into as of _____________ (the “Grant Date”) by and between CLEARWATER PAPER CORPORATION, a Delaware corporation (the “Corporation”), and ______________ (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Corporation maintains the Clearwater Paper Corporation ____ Stock Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Employee has been selected to receive a contingent grant of Performance Shares under Section 11 of the Plan;

NOW, THEREFORE, for valuable consideration, the parties agree as follows:

1.Award.  Subject to the terms of this Agreement, the Employee is hereby awarded a target contingent grant of _______________ Performance Shares (the “Award”).  The number of Shares actually payable to the Employee is contingent on the performance achieved by the Corporation measured in accordance with Section 3 during the Performance Period described in Section 4.  This Award has been granted pursuant to the Plan and is subject to all the terms and provisions thereof, a copy of which has been made available to the Employee and the terms and conditions of which are incorporated by reference into this Agreement.

2.Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement shall have the meanings set forth in this Section 1.  Capitalized terms not defined in this Agreement shall have the same definitions as in the Plan.

(a)	“Disability” means a condition pursuant to which the Employee is—
(i)

unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(ii)

by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Corporation.

(b)	“Retirement” means the Employee’s termination of Service on or after the earlier of his or her (A) attainment of age 65 or (B) attainment of age 55 and completion of 10 years of Service.
(c)

“Service” shall have the meaning given such term under the Plan, except that as used in this Agreement the term “Service” shall be limited to employment and shall exclude service performed as an Outside Director or as a Consultant.

3.Performance Measures.  This Award is subject to the Performance Measures described in the attached Addendum.

4.Performance Period.  Subject to Section 11 (which provides for a shortened Performance Period in the event of a Change of Control), the Performance Period is the period of three consecutive calendar years beginning on January 1st of the calendar year that includes the Grant Date and ending on December 31st of the third such calendar year, and represents the period during which the Corporation’s level of achievement under the Performance Measures will be determined.

5.Dividend Equivalents.  During the Performance Period, dividend equivalents shall be converted into additional Performance Shares based on the closing price of the Corporation’s Common Stock on the New York Stock Exchange on the date such dividends are paid.  Such additional Performance Shares shall vest or be forfeited in the same manner as the underlying Performance Shares to which they relate.

6.Settlement of Awards.  The Corporation shall deliver to the Employee one or more Shares for each earned Performance Share (and, as applicable, for the accrued dividend equivalents) as determined in accordance with the provisions set forth in the Addendum and this Agreement.  Any earned Performance Shares payable to the Employee (including Shares payable pursuant to Section 5) shall be paid solely in Shares.  Any fractional Share will be rounded to the closest whole Share.

7.Time of Payment.  Except as otherwise provided in this Agreement, the Shares issuable for the earned Performance Shares (and any accrued dividend equivalents) shall be delivered to the Employee (or, in the case of the Employee’s death before delivery, to the Employee’s beneficiary or representative) as soon as practicable after the end of the Performance Period as set forth in the Addendum, but in no event later than March 15 of the calendar year following the year in which the Performance Period ends.

8.Committee Discretion to Reduce Award.  Notwithstanding any provision in this Agreement to the contrary, the Committee retains the right, at its sole and absolute discretion, to reduce or eliminate any Award that may become payable hereunder if the Committee determines that any one or more of the following conditions have occurred:

(a)	The stockholder return to the Corporation’s stockholders has been insufficient;
(b)	The stockholder return to the Corporation’s stockholders has been negative;
(c)	The financial performance of the Corporation has been inadequate; or
(d)	The operational performance of the Corporation has been inadequate.

In addition, the Committee may reduce or eliminate the Award granted hereby based on the Employee’s individual performance.

9.Retirement, Disability, or Death During the Performance Period.  If the Employee’s Service terminates during the Performance Period because of the Employee’s Retirement, his or her Disability or his or her death, then the Employee (or, in the case of the Employee’s death, the Employee’s beneficiary or representative) shall be entitled to receive, upon settlement of his or her Award after the end of the Performance Period in accordance with Section 7 (subject to the other terms of this Agreement, including Section 8), a prorated number of Shares determined at the end of the Performance Period in accordance with the following equation:  X = A * (Y/36); where

X is the prorated number of Shares to be delivered upon settlement of the Award after the end of the Performance Period;

A is the number of Shares that would have been delivered upon settlement of the Award at the end of the Performance Period had the Employee’s Service not terminated during the Performance Period; and

Y is the number of full calendar months the Employee is employed during the Performance Period.

10.Termination of Service During the Performance Period.  If the Employee’s Service terminates during the Performance Period for any reason other than as described in Section 9, the entire Award granted under this Agreement shall be automatically terminated as of the date of such termination of Service.

11.Change of Control.

(a)

Upon a Change of Control that occurs during the first year of the Performance Period, the Award will be deemed payable (and shall be settled immediately prior to such Change of Control), with the number of Shares payable determined according to the following equation:  X = A * (Y/12); where

X is the number of Shares payable upon the Change of Control;

A is the number of Shares that would be issuable assuming for these purposes that the Performance Period ends as of the date of the Change of Control and the Corporation achieves the “target” level of performance under the Performance Measures (for the avoidance of doubt, the number of Shares issuable would be equal to the number of Performance Shares granted under this Award); and

Y is the number of full months that have elapsed in the first year of the Performance Period prior to the date of the Change of Control.

(b)

Upon a Change of Control that occurs after the first year of the Performance Period, the Award will be deemed payable (and shall be settled immediately prior to such Change of Control), with the number of Shares payable determined by assuming that the Performance Period ends as of the date of the Change of Control and the Corporation achieves the “target” level of performance under the Performance Measures (for the avoidance of doubt, the number of Shares issuable would be equal to the number of Performance Shares granted under this Award).

12.Prohibited Activities.  Notwithstanding any provision in this Agreement to the contrary, if the Employee, directly or indirectly, engages in any “Prohibited Activity” (as defined below) without the Corporation’s prior written consent, then any portion of this Award that remains outstanding as of the date of such Prohibited Activity shall be immediately cancelled and forfeited.  “Prohibited Activity” means any of the following activities engaged in, directly or indirectly, by the Employee during the time the Employee is employed by the Corporation or any of its Affiliates (collectively, “Clearwater Paper”) or during the Performance Period, in each case as determined by the Committee in its sole discretion:

(a)

The Employee engages in, whether as an owner, consultant, employee or otherwise, activities competitive with that of Clearwater Paper in any state, province or like geography where Clearwater Paper does business;

(b)

Other than on behalf of Clearwater Paper, the Employee solicits for employment, offers or causes to be offered employment, either on a full-time, part-time or consulting basis, to any person who is employed by Clearwater Paper and with whom the Employee had regular contact during the course of his or her employment by Clearwater Paper; or

(c)	The Employee breaches any of the Employee’s obligations under any confidentiality or nondisclosure agreement with Clearwater Paper.

13.Available Shares.  The Corporation agrees that it will at all times during the term of this Agreement reserve and keep available sufficient authorized but unissued or reacquired Shares to satisfy the requirements of this Agreement.

14.Applicable Taxes.  In the event the Corporation determines that it is required to withhold state or federal income taxes, social security taxes or any other applicable taxes as a result of the payment of the Shares, the Corporation will satisfy such withholding requirements by withholding of Shares otherwise payable upon the settlement of the Award, which Shares will have a Fair Market Value (determined as of the date when taxes would otherwise be withheld in cash) not in excess of the amount necessary to satisfy the maximum statutory tax rates in the Employee’s applicable jurisdictions.

15.Relationship to Other Benefits.  Performance Shares shall not be taken into account in determining any benefits under any pension, savings, disability, severance, group insurance or any other pay-related plan of the Corporation or its Subsidiaries or Affiliates.

16.Stockholder Rights.  Neither the Employee nor the Employee’s beneficiary or representative shall have any rights as a stockholder with respect to any Shares subject to this Agreement until such Shares shall have been issued to the Employee or the Employee’s beneficiary or representative.

17.Transfers, Assignments, Pledges.  Except as otherwise provided in this Agreement, the rights and privileges conferred by this Agreement shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Award, or of any right or privilege conferred by this Agreement, contrary to the provisions of this Section 17, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred by this Agreement, the Award and the rights and privileges conferred by this Agreement shall immediately become null and void.  However, this Section 17 shall not preclude:  (i) an Employee from designating a beneficiary to succeed, after the Employee’s death, to any rights of the Employee or benefits distributable to the Employee under this Agreement not distributed at the time of the Employee’s death; or (ii) a transfer of any Award hereunder by will or the laws of descent or distribution.  In that regard, any such rights shall be exercisable by the Employee’s beneficiary, and such benefits shall be distributed to the beneficiary, in accordance with the provisions of this Agreement and the Plan.  The beneficiary shall be the named beneficiary or beneficiaries designated by the Employee in writing filed with the Corporation in such form and at such time as the Corporation shall require.  If a deceased Employee has not designated a beneficiary, or if the designated beneficiary does not survive the Employee, any benefits distributable to the Employee shall be distributed to the legal representative of the estate of the Employee.  If a deceased Employee has designated a beneficiary and the designated beneficiary survives the Employee but dies before the complete distribution of benefits to the designated beneficiary under this Agreement, then any benefits distributable to the designated beneficiary shall be distributed to the legal representative of the estate of the designated beneficiary.

18.No Employment Rights.  Nothing in this Agreement shall be construed as giving the Employee the right to be retained as an employee or as impairing the rights of the Corporation or a Subsidiary or an Affiliate to terminate his or her employment at any time, with or without cause.

19.Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement is final and binding.

20.Interpretation/Applicable Law.  This Agreement shall be interpreted and construed in a manner consistent with the terms of the Plan and in accordance with the laws of the State of Delaware (without regard to choice of law principles).  If there is any discrepancy between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall control.

21.Term of the Agreement.  The term of this Agreement shall end upon the earlier of (i) the delivery of all of the Shares or other consideration to be issued in exchange for Performance Shares (and accrued dividend equivalents) or (ii) upon the termination of the Employee’s Service for any reason other than Retirement, or the Employee’s Disability or death.

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IN WITNESS WHEREOF, each party has or has caused this Agreement to be executed as of the respective date set forth below.

CORPORATION:

Clearwater Paper Corporation,

a Delaware corporation

By:
Name:
Title:
Date:

Acknowledged and agreed as of the Grant Date:

Printed Name:
[Employee Name]

Date:

NOTE:  GRANT WILL BE ACCEPTED ELECTRONICALLY

ADDENDUM TO PERFORMANCE SHARE AGREEMENT

[Grant Date]

Performance Measures based on one or more of the following criteria provided for under the Plan to be inserted following Compensation Committee action:

•	Cash flow: operating cash flow, free cash flow, cash flow per share, net operating cash flow, discounted cash flow in excess of cost of capital;
•	Earnings per share, including diluted earnings per share;
•	Earnings: EBI, EBIT, EBITD, EBITDA, or any combination of the foregoing;
•	Return: return on invested capital, return on stockholders’ equity, total stockholder return, return on assets, return on net assets;
•	Sales: gross sales, net sales;
•	Income: gross income, net income, operating income, net operating income, income from continuing operations, pre-tax income;
•	Margin: gross margin, profit margin, operating margin, pre-tax operating margin (including EBI, EBIT, EBITD or EBITDA margin);
•	Share: market share, market segment share, product share, customer share, channel share;
•	Completion of acquisitions, divestitures, joint ventures and restructurings;
•	Working capital: in absolute terms, or as a percentage of sales or net sales;
•	Debt: in absolute terms (including total debt and total debt plus equity) or as a ratio of debt to debt plus equity;
•	Value added: shareholder value added, market value added, economic value added;
•	Customer: customer satisfaction, customer loyalty, customer retention, customer service levels;
•	Cost: cost structure, cost reduction, cost savings, cost of goods sold, cost of goods sold adjusted for mix, cost of capital;
•	Operating goals: performance against strategic objectives, overall equipment effectiveness, safety, employee satisfaction;
•	Share price performance; and
•	Economic profit.